Exhibit 99.B(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Fund Holdings” in the Statement of Additional Information and to the incorporation by reference of our report dated February 16, 2018 on the financial statements and financial highlights of Victory Variable Insurance Funds included in the Annual Report to Shareholders for the fiscal year ended December 31, 2017 in this Post-Effective Amendment Number 44 to the Registration Statement (Form N-1A, No. 333-62051) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
April 27, 2018